Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Chris Malecek
Vice President, Chief Financial Officer & Treasurer	Weber Shandwick Worldwide
Tennant Company	952-346-6181
763-540-1553

TENNANT THIRD QUARTER EARNINGS PER SHARE UP 16% TO $0.36

Export Sales, Improvement in Industrial Equipment Volume

and Currency Exchange Effects Benefit Performance

MINNEAPOLIS, Minn., Oct. 22, 2003—Tennant Company (NYSE: TNC), today reported net earnings of $3.3 million, or $0.36 per diluted share, on net sales of $110.1 million for the third quarter ended September 30, 2003.  In the comparable 2002 period, the company reported net earnings of $2.8 million, or $0.31 per diluted share, on net sales of $107.8 million.

For the nine months ended September 30, 2003, Tennant reported net earnings of $9.1 million, or $1.00 per diluted share, on net sales of $334.0 million.  The company’s results for the year-to-date include two unusual items:  a gain of $0.20 per diluted share on previously deferred revenues of $6.4 million, which resulted from the amendment of a contract with a third-party lessor, and a charge of $0.14 per diluted share resulting from the dissolution of a joint venture.  The company expects no further charges relating to the dissolution of the joint venture.  Excluding these items, the company’s net earnings for the nine months ended September 30, 2003 were $8.5 million, or $0.94 per diluted share, on net sales of $327.6 million.

For the nine months ended September 30, 2002, Tennant reported net earnings of $4.3 million, or $0.47 per diluted share, on net sales of $310.4 million.  The company’s results for the 2002 period include unusual charges totaling $3.6 million after tax, or $0.40 per diluted share, primarily relating to restructuring actions.  Excluding these charges, the company’s net earnings for the nine months ended September 30, 2002 were $7.9 million, or $0.87 per diluted share.

Janet M. Dolan, Tennant Company’s president and chief executive officer, said that sales growth in international markets, improvement in North American industrial equipment volume and favorable currency exchange effects helped offset a decline in sales of equipment for commercial cleaning.  “During the quarter, we saw the first period-over-period increase in North American sales of equipment for industrial cleaning in more than two years,” said Dolan.  “We are also encouraged by the sales growth we saw in Asia, the Middle East and Australia.  Business conditions remain very challenging, however, and we have not seen any material improvement in overall demand in North America and Europe.”  Dolan said that the lower sales of commercial cleaning equipment in the 2003 third quarter compare to a 2002 third quarter that included two large commercial cleaning equipment orders.

-more-

With no strong recovery in industrial sector capital spending yet materializing, Tennant now expects its earnings per share for 2003 will range from $1.36 to $1.56.  This guidance reflects the effects of previously noted unusual items.  Excluding those items, the company currently expects 2003 earnings per share of $1.30 to $1.50.

 “We cautioned in July that without strong second-half growth in industrial sector capital spending, delivering full year earnings per share at the upper end of our earlier guidance would be difficult,” said Dolan.  “In addition, the onset of the rebound in demand for industrial cleaning equipment that we typically experience after a cyclical downturn usually lags the onset of recovery by one to two quarters.  We are not yet seeing a meaningful upturn.  Instead, we continue to experience sharp volatility in order volume that makes forecasting near-term results difficult,” said Dolan.

“Despite this volatility, we have now recorded four consecutive quarters of year-over-year improvement in earnings per share,” said Dolan.  “In addition, our cash flow from operations remains strong.  Year to date, we generated $23.5 million in cash from operations, up 86% compared with the first nine months of 2002.”

Review of Results

Compared with the 2002 third quarter, consolidated net sales for the 2003 third quarter increased 2.1%.  Favorable foreign currency exchange effects added 3% to net sales for the quarter.  During the quarter, an increase in sales in Europe and in Tennant’s other international markets offset a decline in third quarter sales in North America.

For 2003 to date, consolidated net sales increased 7.6%.  Excluding $6.4 million of previously deferred revenues recognized in the 2003 first quarter, consolidated net sales for the year to date increased 5.5% compared with the first nine months of 2002.  Favorable foreign currency exchange effects added 4% to net sales in the year to date.

Foreign currency exchange effects, primarily the weakness of the U.S. dollar compared with the Euro, yen and Canadian and Australian dollars, increased earnings per share by approximately $0.11 in the 2003 third quarter and by approximately $0.17 for the year to date.

Operating profit for the 2003 third quarter totaled $5.4 million, an increase of about 2% from the 2002 third quarter.  The increase results primarily from the favorable effects of currency translations on gross margin and lower research and development expenses.  Year to date, operating profit excluding unusual items totaled $14 million compared with $13.9 million in the first nine months of 2002.

In North America, sales for the 2003 third quarter totaled $78.3 million, down 2.2% from $80.1 million in the 2002 third quarter.  For the quarter, a modest increase in sales of equipment for industrial cleaning was more than offset by a decline in sales of equipment for commercial cleaning.  The 2002 third quarter benefited from two large orders for commercial cleaning equipment that were not replicated in the 2003 third quarter.  In addition, demand from state and local governments, including schools, weakened compared with the prior year as a result of budget constraints in the public sector.  For the year to date, sales in North America totaled $237.6 million.  Excluding the $6.4 million in previously deferred revenues recognized in the 2003 first quarter, year-to-date North American sales increased 0.7%.  Favorable foreign currency exchange effects added about 1% to net sales for both the quarter and the year to date.

In Europe, sales for the 2003 third quarter totaled $20.7 million, up 12.5% from $18.4 million in the 2002 third quarter.  Favorable foreign currency exchange effects added 13% to net sales for the quarter.  “Given the continued weakness in most of the major European economies, we were pleased to maintain our volume at about the same level as a year ago,” said Dolan.  “While business conditions remain difficult in Europe, we experienced year-over-year growth in certain countries, including two where we have made investments this year in expanding our sales and service coverage.”  For the year to date, sales in Europe totaled $63.4 million, up 20.3% from $52.7 million in the comparable 2002 period.  Favorable foreign currency exchange effects added 19% to net sales in Europe for the year to date.

Tennant’s export sales to other international markets for the 2003 third quarter totaled $11.1 million, up 19.3% from $9.3 million in the 2002 third quarter.  “Following up on a solid second quarter, we continued to enjoy strong sales growth in our other international markets in the 2003 third quarter,” said Dolan.  “Growth was particularly strong in Asia, the Middle East and Australia.”  For the year to date, net sales to other international markets totaled $33 million, up 17.4% from $28.1 million in the comparable 2002 period. Favorable foreign currency exchange effects added 6% to net sales for the quarter and the year to date.

Order backlog at September 30, 2003, totaled $10 million compared with $12 million at June 30, 2003, and $14 million at September 30, 2002.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining floors in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich. and Uden, The Netherlands and sells products directly in 10 countries and through distributors in more than 50 others.  For more information, visit www.tennantco.com.

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include:  the ability to implement our plans to increase worldwide operational efficiencies; the success of new products; geo-political and economic uncertainty throughout the world; changes in tax laws and regulations; inflationary pressures; the potential for increased competition in our business from competitors that have substantial financial resources; the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; and our plan for growth.  We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Tennant will host a conference call to discuss its third quarter results today, October 22, 2003, at 10:00 a.m. Central Time.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003			2002
					Excluding			Excluding
				Unusual	Unusual		Unusual	Unusual
	Reported	Reported	Reported	Items	Items	Reported	Items	Items

Net sales	$110.1	$107.8	$334.0	$6.4	$327.6	$310.4	$—	$310.4
Cost of sales	66.0	64.8	200.9	4.8	196.1	185.6	.5	185.1
Gross profit	44.1	43.0	133.1	1.6	131.5	124.8	(.5)	125.3
Gross margin	40.1%	39.9%	39.9%		40.2%	40.1%		40.4%

Research and development expenses	4.1	4.5	12.6	—	12.6	12.4	—	12.4
Selling and administrative expenses	34.6	33.2	105.5	.6	104.9	99.5	.5	99.0
Restructuring charges	—	—	—	—	—	4.0	4.0	—
Total operating expenses	38.7	37.7	118.1	.6	117.5	115.9	4.5	111.4

Profit (loss) from operations	5.4	5.3	15.0	1.0	14.0	8.9	(5.0)	13.9
Operating margin	4.9%	4.9%	4.5%		4.3%	2.9%		4.5%

Interest income (expense), net	.2	.1	.6	—	.6	.1	—	.1
Other income (expense)	(.4)	(.5)	(.7)	—	(.7)	(.6)	—	(.6)

Earnings (loss) before income taxes	5.2	4.9	14.9	1.0	13.9	8.4	(5.0)	13.4
Income tax expense (benefit)	1.9	2.1	5.8	.4	5.4	4.1	(1.4)	5.5

Net earnings (loss)	$3.3	$2.8	$9.1	$.6	$8.5	$4.3	$(3.6)	$7.9

Basic EPS	$0.37	$0.31	$1.01	$0.06	$0.95	$0.48	$(0.40)	$0.88

Diluted EPS	$0.36	$0.31	$1.00	$0.06	$0.94	$0.47	$(0.40)	$0.87

Average number of shares (diluted)	9.03	9.06	9.03		9.03	9.06		9.06

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In millions)	2003	2002
	Sept. 30	Dec. 31	Sept. 30
ASSETS

Cash and cash equivalents	$21.2	$16.4	$13.4
Net receivables	79.0	77.8	75.8
Inventories	55.8	58.9	61.4
Deferred income taxes and other current assets	9.9	9.7	9.0

Total current assets	165.9	162.8	159.6

Net property, plant, and equipment	60.3	69.2	70.6
Intangible assets	17.5	17.7	17.5
Other assets	5.3	6.5	7.5

Total assets	$249.0	$256.2	$255.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$.4	$15.0	$12.4
Accounts payable, accrued expenses and deferred revenue	57.2	55.4	58.9

Total current liabilities	57.6	70.4	71.3

Long-term debt	5.8	5.0	7.0
Long-term employee benefits	27.4	26.7	26.8
Shareholders’ equity	158.2	154.1	150.1
Total liabilities and shareholders’ equity	$249.0	$256.2	$255.2

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In millions)	Three Months Ended September 30			Nine Months Ended September 30
	2003	2002	% of Change	2003	2002	% of Change
North America(2)	$78.3	$80.1	(2.2)%	$237.6	$229.6	3.5%
Europe	20.7	18.4	12.5%	63.4	52.7	20.3%
Other International	11.1	9.3	19.3%	33.0	28.1	17.4%

Total(3)	$110.1	$107.8	2.1%	$334.0	$310.4	7.6%

(1)          Net of intercompany sales

(2)          First quarter 2003 North America net sales include $6.4 million related to an amendment of a contract with a third-party lessor.  This revenue had previously been deferred.

(3)          Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment, total year-to-date net sales increased 5.5%.

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30
(In millions)	2003	2002
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$9.1	$4.3

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	10.4	12.7
Changes in operating assets and liabilities	5.9	(5.0)
Other, net	(1.9)	.6
Net cash flows related to operating activities	23.5	12.6

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(6.5)	(10.4)
Proceeds from disposals of property, plant and equipment	3.4	1.9
Net cash flows related to investing activities	(3.1)	(8.5)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(3.2)	(6.5)
Payments of long-term debt	(5.0)	—
Proceeds from employee stock issuances	.7	1.5
Purchase of common stock	(2.4)	(4.1)
Dividends to shareholders	(5.6)	(5.5)
Net cash flows related to financing activities	(15.5)	(14.6)

Effect of exchange rates on cash	(.1)	.1

Net increase (decrease) in cash and cash equivalents	4.8	(10.4)

Cash and cash equivalents at beginning of year	16.4	23.8

Cash and cash equivalents at end of period	$21.2	$13.4